EXHIBIT 3(ii)

FIRST AMENDMENT TO BYLAWS

The undersigned, being the Secretary of Basic Earth Science Systems, Inc., a Delaware corporation (the “Company”), hereby certifies that the Company’s Bylaws, dated July 15, 1986, were amended by a resolution of the Board of Directors of the Company (the “Board of Directors”), adopted on February 4, 2009, as follows:

1.           Article II, Section 6, of the Bylaws is amended and restated in its entirety and replaced with the following:

SECTION 6.   NOTICE OF BUSINESS TO BE TRANSACTED AT MEETINGS OF STOCKHOLDERS.  No business may be transacted at any meeting of stockholders, including the nomination or election of persons to the Board of Directors, other than business that is either: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the meeting by any stockholder of the corporation (1) who is a stockholder of record on the date of the giving of the notice provided for in this Section 6 and on the record date for the determination of stockholders entitled to vote at such meeting and (2) who complies with the notice procedures set forth in this Section 6.  In addition to any other applicable requirements, for business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.  The notice procedures set forth in this Section 6 shall not be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to, and in compliance with the requirements of, Rule 14a-8 of the Exchange Act of 1934.

(a)               To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred (100) days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such public disclosure of the date of the meeting was made.

(b)               To be in proper written form, a stockholder’s notice to the Secretary regarding any business other than nominations of persons for election to the Board of Directors must set forth as to each matter such stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the corporation that are owned beneficially or of record by such stockholder, (iv) all other ownership interests of such stockholder, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests, (v) a description of all other arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

(c)               To be in proper written form, a stockholder’s notice to the Secretary regarding nominations of persons for election to the Board of Directors must set forth: (a) as to each proposed nominee, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the corporation that are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder, (iii) all other ownership interests of such stockholder, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests, (iv) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such stockholder’s notice and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.  Each proposed nominee will be required to complete a questionnaire, in a form to be provided by the Corporation, to be submitted with the stockholder’s notice. The Corporation may also require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(d)               No business shall be conducted at any meeting of stockholders, and no person nominated by a stockholder shall be eligible for election as a director, unless proper notice was given with respect to the proposed action in compliance with the procedures set forth in this Section 6.  Determinations of the chairman of the meeting as to whether those procedures were complied with in a particular case shall be final and binding.

Dated:  February 4, 2009                                     /s/ Karen Mercer
Karen Mercer
Secretary of Basic Earth Science Systems, Inc.